ARTICLES OF INCORPORATION OF KUNMING

XINMAO PETROCHEMICAL INDUSTRIAL CO.,LTD.




Article I: General Principles

1. Kunming Xinmao Petrochemical Industrial Co. Ltd. invested by Kunming City Fuel Co. (hereinafter "Part A") and Everlasting International LTD., a Nevada corporation (hereinafter Part B) according to Joint Venture Law of the People's Republic of China, adopt the articles of incorporation.

2. Name: (Chinese)
     (English) Kunming Xinmao Petrochemical Industrial Co., Ltd.
Address:  No.50 Mingtong Road, Kunming City, Yunnan Province

3.   Name and Address of Each Part:
Part A. Kunming City Fuel Co.
No. 270 Zhuji Road, Kunming City, Yunnan Province
Part: B:  Everlasting International Ltd., a Nevada corporation No.
516

4.   The company is a limited company.

5.The company is registered is in China and shall comply   with
Chinese laws.

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Article II: Purpose & business Scope

6. Purpose: adopting advanced technique abroad to produce and sell advanced products to earn satisfied profits.

7 Business Scope: (1) processing and selling domestic and industrial LPG:

(2) Manufacturing cylinder, stove, water heater, cigarette lighter and their accessories;

(3) Inspecting, maintaining and consulting of gas quality, stove and cylinder;


(4) entrusted processing of domestic crude oil and sales of its by products.

8.   Production Scale (1994):

(1)  70-100 thousand LPG users;

(2) 50 thousand stoves and 500 thousand gas cigarette lighter

(3) 100 thousand ton entrusted processing of domestic crude oil

9. All the products are sold in China except that half of the second kind products are sold abroad.

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Article III: Investment & Registered Capital

10. The amount of the investment is 2.75 m. and the amount of the registered capital is $1.925 m.

11. Contribution:
The amount of Part A is $641,600.00, which holds 33.33%, including the RMB cash and the equipment;

The amount of Pant B is $1, 283,400.00, which holds 66.67%.
including the cash, the importing equipment, the transportation and official facilities.

12. Each part should submit each capital in time according to the contract.

13. After the capital verification by CPA, the capital certificate will be issued to each part which includes the name of the Co., the registered date, the investor's name, the amount of the investment, the investment date and the issued date.

14. The corporation shall not reduce the amount of the registered capital in the operating period.

15. When one part wants to transfer its investment totally or partly, it should be allowed by the other part which has the purchasing priority.

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16. The increase or transfer of the registered capital shall be approved by all the directors and the original examination institution. The corporation shall register again in the original registration institution.
Article IV: Board of Directors
17. The Board of Directors has the highest powerful authority.


18. The Board of Directors shall be authorized to transact the following business: Examining the reports submitted by the President (such as the producing plan, the annual operating repent and loaning);

Examining the annual financial statement, the budget he annual profit distribution;

Deciding the important rules;

Deciding whether to set up a branch;

Amending the rules:

Discussing and deciding whether to stop production, end or conjoin with another corporation;

Deciding whether to hire superior employees like the President, the general engineer, the general accountant, the auditor and so on.

Taking in charge of the liquidation at the end of the corporation;

Deciding other important affairs

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19. The number of directors of the corporation shall be five, including three directors designated by Part B and two others by Part B. Each director shall hold office in four years and may be re-appointed.

20. The Chairman of the Board is designated by Part B and the Vice Chairman of the Board is designated by Part A.

21. Each part shall inform the Board of Directors when designating and changing the member of the Board.

22. A regular meeting shall be held in half a year. Special meetings shall be held under the requirement of at least two members of the Board on behalf of both parts.

23.  Meetings shall be held on principle office generally.

24. At all meetings of the Board, the Chairman of the Board shall preside. If the Chairman shall be absent, then the Vice Chairman shall preside at that meeting only.

25. Written notice of each meeting of the Board, including the content, date and place, shall be sent to each director by the Chairman, not less than 30 days before the meeting.

26. A director may authorize his proxy in writing to attend the meeting if he shall be absent. If the director die not attend the meeting in person or by proxy, it would be deemed waiver.

27. The presence of at least three-fifths of the entire Board shall be necessary and sufficient to constitute a quorum for the transaction of business.

28. The minutes in Chinese of each meeting is required and it shall be signed by each director or his proxy and shaIl be fiIed in corporation.

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29.  The following affairs shall be approved by all the directors:
(1) Amending the articles of incorporation;
(2)  Ending the joint venture;
(3)  Increasing and transferring of the registered capital;
(4) Conjoining with other companies.

30. Other affairs shall be approved by at least three directors on behalf of both parts.



Article V: Management Organization

31. The management organization includes departments of production, technique, sales, finance and administration.

32. There are one President and two Vice Presidents designated by the Board of
Directors. The first-session President shail be designated by Part
B and the Vice
Presidents shall be designated by both parts.

33. The President shall subject to the control of the directors.
He or she shall organize ordinary production, technique and management. In the absence of the President, the Vice President shall perform the duties of the President.

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34.  The important decision shall be made under the signatures of the President and Vice Presidents.


35. The President and Vice Presidents shall hold office in four years and shall continue if permitted by the Board of Directors.

36. The Chairman, Vice Chairman or any director may act as the President, Vice President or another officer on the side if designated by the Board of Directors.

37. The President and the Vice President shall not act as the President or the Vice President in another company on the side and shall not help another company to compete with the corporation.

38. The officers of the Corporation shall also consist of a general engineer, a general accountant and an auditor who are designated by the Board of Directors.

39. The General Engineer. General Accountant and Auditor shall be under the leadership of the President.

The General Engineer shall take charge of the production and the technique. The General Accountant shall take charge of the financial work.
The Auditor shall take charge of the audition of the Corporation and shall report to the President and the Board of Directors.

40. Any officer may resign at any time by giving written notice of such resignation to the Board of directors at least 30 days before.

Any officer may be removed or even indicated by the Board of Directors for serious delinquency.

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Article VI: Financial Accounting

41.  The financial accounting is under the requirement of Joint
Venture Financial

Accounting Regulation issued by China Department of Finance.

42. The fiscal year of the corporation shall be the calendar year from the 1st day of January to the 31st day of December.

43. All the receipts, accounts shall be written in Chinese.

44. The standard money shall be RMB. It shall be calculated into another kind of currency under the rate of foreign exchange issued by State Foreign Exchange Management Bureau.

45. The corporation shall open accounts in Chinese banks or other ones.


46. The financial accounting shall be on the accrual and accounting equation basis.

47. The accounts shall include the following contents:

(1)  All the cash receipts and payment;

(2) All the goods sales and buying;

(3) The registered capital and liabilities;

(4) The date of payment, the increase and transfer of the registered capital.

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48.  The financial statements and the income statements shall be reported to the Board of Directors under the signature of the auditor in the first quarter of next year by the Financial
Department.

49. Each part of the corporation may hire the auditor under its payments to audit the corporation's accounts and the corporation shall provide the convenience.

50. The depreciation period shall be decided by the Board of Directors according to Tax Law of China Foreign Investment
Corporation.

51. All the affairs regarding the foreign exchange shall be cone under the requirement of China Foreign Exchange Rules and the regulation in the corporation's contract.



Article VII: Distribution of Profit

52. The savings fund, the development fund and the welfare fund shall be detached from the after-tax profit which rate shall be decided by the Board of Directors.

53. The remaining profit shall be distributed to each part according to the ratio of investment.

54. The profit shall be distributed once a year. The plan and the amount of the profit distribution shall be reported in the first quarter of the fiscal year.

55. The profit shall not be distributed before making up for the loss in the last fiscal year. The undistributed profit in the last fiscal year may be combined into the profit in this fiscal year.


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Article VIII: Employees

56. All the affairs including the enrolling, hiring, firing, resigning, payrolls, welfare, insurance, labor protection and discipline shall be executed according to China Joint Venture
Labor Management Regulation.

57. The employees which the corporation needs may be recommended by the
Department of Labor or may be enrolled by the corporation after the permit of the
Department of Labor. All the applicants shall pass the test.

58. The corporation may warn, punish or even fire those who disobey the regulation and the discipline. The name of those who are fired shall be filed with the Department of Labor

59. The payrolls shall be decided by the Board of Directors and shall be regulated in the labor contract.

60. All the affairs including the welfare, bonus, labor protection and insurance shall be regulated clearly.



Article IX: Trade Union

61. The employees are authorized by China Trade Union Law to build a Trade Union.

62. The Trade Union, on behalf of employees, shall protect the employees rights; shall help the corporation arrange and use the welfare and bonus: shall organize all kinds of activities; shall teach the employees to obey the discipline

63. The Trade Union shall sign the labor contract with the employer on behalf of the employees.


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64. The charger of the Trade Union has the authority to take part in and submit the employees' opinion at the meeting of the Board of Directors when discussing the development and the operation.

65. The Trade Union shall mediate the quarrels between the employees and the corporation.

66. The corporation shall pay the activity fund, which amount is equal to 2% of the total payrolls, to the Trade Union monthly. The Trade Union shall use the activity fund according to Trade Union Activity Fund Management Method issued by China General Trade Union.

          Article X: Period, End and Liquidation
67. The operating period is 20 years from the date of the license.
68. The Board of Directors shall submit the extending application, under the agreement of both pants, to the original institution six months before the end. when permitted. the corporation shall change the license in the original institution.

69 The corporation may be ended in advance by the Board of Directors under he agreement of both pants and sheIl get the permit of the original institution.

70. Any pant can end joint venture. If:

(1)  At least one par: disagrees to extend:

  (2) The corporation can not continue going because of the loss:

  (3) The corporation can not continue going because of the serious damage caused by war or natural disaster:

  (4) One part disobeys the contract and make a ban result


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71. when ending, the Board of Directors shall submit -the
liquidating procedure and principle and the name list of Liquidating Committee; shall organize the Liquidating Committee and liquid the assets of the corporation

72. The Liquidating Committee shall investigate the assets arc liabilities of the corporation shall make the balance sheet and the catalogue of assets. shall make the plan of liquidation and shall execute .it after the permit of the Board of Directors.

73. The Liquidating Committee may prosecute or be prosecuted on behalf of the corporation during the liquidation.

74 The cost of liquidation and the reward services have the priority to be paid from the current assets of the corporation.

75. The rest assets after liabilities may be distributed to both parts according to the ratio of investment or other regulation.

76. The corporation shall report to the examination institution after the liquidation and shall cancel the license in the original institution and shall report outside.

77. All the accounts shall be kept by Part A when he corporation closes.

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Article  XI. Rules

3.   The rules are as follows:
(1) Rule of operating Management. which includes the duties and procedures of each department;

(2) Rule of Employees:

(3) Rule of Payrolls:

(4) Rule of Employees Attendance. promotion. Award and Punishment:

(5) Rule of welfare

(6) Rule of finance

 (7)Procedures of liquidation:

(8) Other essential rules.


Article XII: supplementary

79 The amendment shall be approved by the board of Directors and the original examination institution.

80.  The Articles shall be written in Chinese.

81. The Articles and the amendment shall be in effect when permitted by China Foreign Trade Department or by its authorized examination institution.

82. The Articles was sign up by the authorized represents of each part in Kunming City, Yunnan Province on February 28. 1997

Kunming City Fuel Co.    Everlasting International Co., Ltd. ( a
Nevada company)
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